At the January 24, 2007 Peoples Bancorp’s (the “Company”) Board of Directors Meeting, the Directors unanimously voted to name G. Richard Gatton, age 64, as Chairman of the Board and as Chairman of the Board and Director of Peoples Federal Savings Bank, a wholly owned subsidiary of the Company. Previously, Mr. Gatton had served as President and Chief Executive Officer of several other financial institutions and has been involved in the banking industry since 1966. Upon the merger of Three Rivers Financial Corporation into the Company, Mr. Gatton became a Director of the Company and retained his position as President and Chief Executive Officer of First Savings. On March 1, 2006, he retired as President and Chief Executive Officer of First Savings and from their Board of Directors. Mr. Gatton is the father of Jeffrey H. Gatton, President of First Savings Bank, a wholly owned subsidiary of the Company.